Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Manugistics Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-1469385 (I.R.S. Employer Identification Number)

2115 East Jefferson Street
Rockville, Maryland 20852
(Address of Principal Executive Offices and Zip Code)

Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc.
(Full Title of the Plan)

Gregory J. Owens
Chief Executive Officer
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, Maryland 20852
(Name and Address of Agent For Service)

(301) 984-5000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Joseph H. Jacovini, Esquire
Merritt A. Cole, Esquire
Dilworth Paxson LLP
3200 Mellon Bank Center
1735 Market Street
Philadelphia, Pennsylvania 19103-7595
(215) 575-7000

CALCULATION OF REGISTRATION FEE

Title Of Securities	Amount To	Proposed Maximum	Proposed Maximum	Amount Of
To Be Registered	Be Registered	Offering Price	Aggregate Offering	Registration Fee
		Per Share	Price

Common Stock, $.002 Par Value	10,000,000 shares	$12.475 (1)	$124,750,000 (1)	$31,187.50 (1)

(1)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the Common Stock on August 22, 2001, as reported by the Nasdaq National Market System, for shares of Common Stock reserved for issuance under stock options to be granted in the future under the stock option plan mentioned above.

      This Registration Statement relates to: a total of 10,000,000 additional shares of common stock, par value $.002 per share (“Common Stock”) of Manugistics Group, Inc. (the “Company”), which may be offered and sold pursuant to options which may be granted in the future under the Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc. (the “Plan”).

      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares of Common Stock, which may become issuable pursuant to the anti-dilution provisions of the Plan are also being registered hereunder. The contents of the Company’s Registration Statements on Form S-8 (Reg. Nos. 333-62993 and 333-32172), which relate to a total of 10,475,800 shares of Common Stock previously registered for offer and sale under the Plan, are incorporated by reference.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents previously filed with the Commission by the Company are incorporated in this Prospectus by reference:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2001;

2.	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registrant document referred to in (1) above; and

3.	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended, including any amendment or report filed to update the description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The law firm of Dilworth Paxson LLP has rendered an opinion regarding the legality of the shares of Common Stock registered hereunder. Joseph H. Jacovini, Chairman and a member of Dilworth Paxson LLP, is a member of the board of directors of the Company. On July 31, 2001, Mr. Jacovini was the beneficial owner of 148,000 shares of Common Stock (including 2,672 shares of Common Stock held by his spouse and a total of 79,328 shares of Common Stock issuable upon exercise of certain options).

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”) contain certain provisions permitted under the General Corporation Law of Delaware, as amended (“Delaware GCL”) which eliminate the personal liability of directors for monetary damages for a breach of the director’s fiduciary duty, except for: (i) breach of a director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends, stock purchase or stock redemption, or (iv) any transaction from which the director derives any improper personal benefit. The Certificate of Incorporation and By-Laws also contain provisions indemnifying the Company’s directors, officers and employees to the fullest extent permitted by the Delaware GCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees.

      The Company’s directors and officers are also insured against certain liabilities under a directors and officers liability insurance policy maintained by the Company.

ITEM 8. EXHIBITS

Exhibit Number	Description

5	Opinion of Dilworth Paxson LLP as to the legality of securities being registered

10	Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc.

23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Dilworth Paxson LLP

**24	Power of Attorney of certain officers and directors of the Company

*	Included in Exhibit 5
**	Included in the signature page to this Registration Statement

ITEM 9. UNDERTAKINGS

      A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 24th day of August, 2001.

MANUGISTICS GROUP, INC

By: /s/ Gregory J. Owens Gregory J. Owens Chief Executive Officer

POWER OF ATTORNEY

      Each of the undersigned officers and directors of Manugistics Group, Inc. whose signature appears below hereby appoints Gregory J. Owens and Raghavan Rajaji, jointly and individually, as attorneys-in-fact for the undersigned with full power of substitution, to execute in his or her name and on behalf of such person, individually, and in each capacity stated below, this Registration Statement on Form S-8 and one or more amendments (including post-effective amendments) to this Registration Statement and any related registration statement under Rule 462(b) as the attorney-in-fact shall deem appropriate, and to file any such amendment (including exhibits thereto and other documents in connection herewith) to this Registration Statement on Form S-8 or Rule 462(b) registration statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Owens	Chairman of the Board of Directors	August 24, 2001

Gregory J. Owens	and Chief Executive Officer (Principal Executive Officer)

/s/ Raghavan Rajaji	Executive Vice President	August 24, 2001

Raghavan Rajaji	and Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey T. Hudkins	Vice President, Controller	August 24, 2001

Jeffrey T. Hudkins	and Chief Accounting Officer (Principal Accounting Officer)

/s/ J. Michael Cline	Director	August 24, 2001

J. Michael Cline

Signature	Title	Date

	Director	August 24, 2001

Steven A. Denning

/s/ Esther Dyson	Director	August 24, 2001

Esther Dyson

/s/ Lynn C. Fritz
Lynn C. Fritz	Director	August 24, 2001

/s/ Joseph H. Jacovini	Director	August 24, 2001

Joseph H. Jacovini

/s/ Hau L. Lee	Director	August 24, 2001

Hau L. Lee

/s/ William G. Nelson	Director	August 24, 2001

William G. Nelson

/s/ Thomas A. Skelton	Director	August 24, 2001

Thomas A. Skelton

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Dilworth Paxson LLP as to the legality of securities being registered

10	Second Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc.

23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Dilworth Paxson LLP

**24	Power of Attorney of certain officers and directors of the Company

*	Included in Exhibit 5
**	Included in the signature page to this Registration Statement